Exhibit 99.1

Cerus Corporation Announces Appointment of Dean Gregory to Board of Directors

CONCORD, CA, July 2, 2024 - Cerus Corporation (Nasdaq: CERS) today announced the appointment of Dean Gregory to its Board of Directors. Mr. Gregory has a 30+-year career as a leader in the global blood transfusion and cell therapy industry, with broad experience across commercialization, product development, supply chain and manufacturing. For the last decade, Mr. Gregory served as President, Global Commercial Operations, Med Tech for Fresenius Kabi, the role from which he retired earlier this year.

“We are very pleased to welcome Mr. Gregory to Cerus’ Board of Directors,” said Daniel Swisher, Chair of the Board. “Mr. Gregory brings a wealth of experience and expertise across the global transfusion medicine market, having led the commercial organization of one of the major suppliers for blood centers and hospitals in this space. We believe that his deep and broad knowledge of Cerus’ customer base will be instrumental as the Company continues to focus on expanding the reach of the INTERCEPT Blood System in existing and new geographies, as well as advancing the INTERCEPT Red Blood Cell program. Mr. Gregory’s history of operational leadership will also be valuable to Cerus’ ongoing initiatives to expand manufacturing capacity in line with demand. We look forward to benefiting from the insights Mr. Gregory will provide for the Company.”

“I am excited to be joining the Board of Directors at Cerus at a time of strong growth expectations for the Company’s pathogen inactivation technology,” said Mr. Gregory. “I have a long-standing connection to Cerus and the INTERCEPT Blood System, and I am thrilled to be able to contribute in this new way. My entire career has been focused on supporting patient access to safe blood products, and I believe strongly in the Company’s unique mission and in the Cerus team that has worked so hard over the last two decades to establish this new standard of care for transfusion medicine.”

Prior to his role at Fresenius Kabi, Mr. Gregory served as Senior Vice President of Global Commercial Operations at Fenwal Inc., subsequent to its purchase by the Texas Pacific Group from Baxter International. During his time at Fenwal, he was responsible for the global commercial team that delivered the strong revenue growth that ultimately led to Fenwal’s acquisition by Fresenius Kabi in 2012. Prior to this, Mr. Gregory had a more than 15-year tenure at Baxter International with increasing roles of responsibility across commercial, business development and strategy functions, primarily in the transfusion medicine and cell therapy space.

ABOUT CERUS

Cerus Corporation is dedicated solely to safeguarding the world’s blood supply and aims to become the preeminent global blood products company. Headquartered in Concord, California, the company develops and supplies vital technologies and pathogen-protected blood components to blood centers, hospitals, and ultimately patients who rely on safe blood. The INTERCEPT Blood System for platelets and plasma is available globally and remains the only pathogen reduction system with both CE mark and FDA approval for these two blood components. The INTERCEPT red blood cell system is under regulatory review in Europe, and in late-stage clinical development in the US. Also in the US, the INTERCEPT Blood System for Cryoprecipitation is approved for the production of Pathogen Reduced Cryoprecipitated Fibrinogen Complex (commonly referred to as INTERCEPT Fibrinogen Complex), a therapeutic product for the treatment and control of bleeding, including massive hemorrhage, associated with fibrinogen deficiency. For more information about Cerus, visit www.cerus.com and follow us on LinkedIn.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Contact:

Jessica Hanover – Vice President, Corporate Affairs

Cerus Corporation

925-288-6137